CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated November 8, 2024, relating to the financial statements and financial highlights of Provident Mutual Funds, Inc. comprising Provident Trust Strategy Fund which are included in Form N‐CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure to Fund Service Providers” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
January 27, 2025